Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Applied DNA Sciences, Inc. on Form S-8 of our report dated December 12, 2019 with respect to our audits of the consolidated financial statements and related consolidated financial statement schedules of Applied DNA Sciences, Inc. as of September 30, 2019 and 2018 and for each of the two years in the period ended September 30, 2019 appearing in the Annual Report on Form 10-K of Applied DNA Sciences, Inc. for the year ended September 30, 2019.

/s/ Marcum llp

Marcum llp

Melville, NY

October 7, 2020